Exhibit 10.1

KeyBank Real Estate Capital

Institutional Real Estate Group

127 Public Square

Cleveland, OH  44114

April 14, 2015

Mrs. Kimberly Sheehy

Chief Financial Officer

CyrusOne

1649 W. Frankford Road

Carrollton, TX 75007

Re:          Senior Unsecured Bridge Loan (the “Facility”) for CyrusOne LP (the “Borrower”).

Mrs. Sheehy:

KeyBank National Association (“KeyBank”) is pleased to inform the Borrower of KeyBank’s agreement to be the sole and exclusive administrative agent (in such capacity, the “Agent”) for the Facility (as defined below) to the Borrower as described in this Commitment Letter herein dated April 14, 2015 (this “Commitment Letter”), the Term Sheet dated April 14, 2015 attached hereto (the “Term Sheet”), the Mandate Letter April 14, 2015 attached hereto (the “Mandate Letter”) and the Fee Letter dated April 14, 2015 (the “Fee Letter”); this Commitment Letter, the Term Sheet, the Mandate Letter and the Fee Letter are hereinafter collectively referred to as the Mandate Documents) in connection with the Acquisition as described below.  In connection with the forgoing, subject only to the conditions set forth in this Commitment Letter and the section entitled “Conditions Precedent to Funding” contained in the Term Sheet attached hereto, KeyBank is further pleased to advise you of its commitment to lend to the Borrower $300,000,000 of a $300,000,000 bridge loan facility (the “Facility”).  KeyBanc Capital Markets (“KeyBanc”) will act as the Lead Arranger for the Facility (KeyBank in such capacity, the “Lead Arranger”).

The Borrower has informed us that the Borrower intends to acquire (the “Acquisition”) 100% of the outstanding equity interest of the Target.  The Acquisition of the Target may be effected pursuant to a merger of the Target with a wholly-owned subsidiary of the Borrower, with the Target being the surviving entity (although alternative acquisitions structures are being considered by the Borrower).  In addition to financing the Acquisition, the proceeds of the Facility will be used to pay costs and expenses incurred in connection with the closing of the Acquisition, the Facility and related transactions.

Capitalized terms not defined herein shall have the meaning given such terms in the Mandate Letter or the Term Sheet, as applicable.

Prior to and after the execution of Loan Documents (as defined below) for the Facility, KeyBank reserves the right to syndicate all or a portion of the Facility to one or more financial institutions and institutional lenders that will become parties to the Loan Documents, as Lenders, subject to the terms of the Loan Documents.  Upon the acceptance by KeyBank or KeyBanc of a commitment for the Facility from a lender approved by you (such approval not to be unreasonably withheld or delayed) and the funding of such approved lender’s commitment, KeyBank shall be released from a corresponding amount of its Commitment for the Facility.

Until the closing date of the Facility, KeyBank’s commitment hereunder is also subject to the following conditions precedent:  (a) satisfaction of each of the conditions set forth in the section entitled “Conditions Precedent to Funding” set forth in the Term Sheet; (b) the negotiation, execution, and delivery of customary definitive documentation with respect to the Facility based on documentation relating to the credit facility evidenced by the Existing Credit Agreement and consistent with the terms and conditions of this Commitment Letter, with such changes as are described in the Term Sheet and otherwise satisfactory to Borrower, the Agent, and their respective counsel (the “Loan Documents”); and (c) the payment of fees and expenses and other amounts due and payable on or prior to the Closing Date as provided in the Mandate Documents (which fees and expenses shall have been invoiced at least two business days prior to being due and payable and which amounts may be offset against proceeds of the Facility).

Notwithstanding anything in this Commitment Letter or the other Mandate Documents or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties which shall be a condition to availability and funding of the Facility on the Closing Date shall be (A) such of the representations made by the Target or its affiliates in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), (B) the Specified Representations (as defined below) and (C) such other representations and warranties which would otherwise need to be true and correct in all material respects pursuant to the Existing Credit Agreement in order to satisfy the requirements for a funding thereunder and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in clauses (b) and (c) in the paragraph immediately above and the conditions contained in the section entitled “Conditions Precedent to Funding” in the Term Sheet are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and each Guarantor in the Loan Documents as to corporate status, corporate power and authority to enter into the Loan Documents; the due authorization, execution, delivery and enforceability of the Loan Documents; the Loan Documents not conflicting with charter documents of the Company and each Guarantor or law; solvency as of the Closing Date of the Borrower and the Guarantors on a consolidated basis; Federal Reserve margin regulations; use of proceeds of the Facility not violating anti-money laundering, anti-terrorism and anti-bribery laws, the Patriot Act or OFAC; and the Investment Company Act.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your members, accountants, attorneys and other advisors, without the prior written consent of the Agent and KeyBanc or as required by law, court order or the rules of the New York Stock Exchange, except that following your acceptance hereof you may make public disclosure hereof in the form pre-approved by KeyBank and KeyBanc.  Notwithstanding the foregoing, the Borrower may disclose this Commitment Letter and the other Mandate Documents (other than the Fee Letter) to the Target and its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors (collectively, the “Target Parties”) on a confidential basis in connection with the Acquisition and the other transactions contemplated thereby; provided, however, that no Target Party shall thereby be deemed to be a third party beneficiary of this Mandate Letter or any other Mandate Document or have any right to rely or be justified in relying upon the commitment or any of the other undertakings or agreements of any Credit Party contained herein or therein.

By your signature below, you agree that the indemnity included in the Mandate Letter (subject to the exceptions set forth therein) shall include matters arising from this Commitment Letter as well as those arising from the Mandate Letter.

Neither KeyBank nor KeyBanc shall be required to pay any brokerage fees or commissions arising from the issuance of this Commitment Letter or the Facility and you and Borrower agree to defend, indemnify and hold KeyBank and KeyBanc harmless from and against any and all cost, claim, liability, damage or expense (including but not limited to reasonable attorneys’ fees) in connection therewith; provided, however, that KeyBank and KeyBanc will be solely responsible for the fees or commissions of any brokers, finders or originators with whom KeyBank or KeyBanc shall have entered into a written agreement pursuant to which KeyBank or KeyBanc shall have agreed to pay a fee or

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commission in connection with the issuance of this Commitment Letter or the Facility.

The identity of the Borrower, the Guarantors (as defined in the Term Sheet) and the members, owners, partners, officers and managers of such entities is of material importance to KeyBank and KeyBanc and this commitment shall not be assigned by Borrower without the prior written consent of KeyBank and KeyBanc.  Neither KeyBank nor KeyBanc shall have any obligation hereunder to any third party.

No statements, agreements or representations, oral or written, which may have been made prior to the date hereof either by KeyBank or KeyBanc, or by any employee, agent, attorney or broker acting on such person’s behalf, with respect to this commitment or the Facility, shall be of any force or effect, except to the extent stated in this Commitment Letter or in the other Mandate Documents, and all prior agreements and representations in respect of this commitment and the Facility are merged herein so that this Commitment Letter (including the other Mandate Documents) shall contain the entire agreement with respect to the Facility.  This Commitment Letter and its interpretation and enforceability shall be governed and construed under the laws of the State of New York.  The provisions of this Commitment Letter may not be changed except by written agreement signed by you, KeyBank and KeyBanc, except that KeyBank reserves the right to waive, in whole or in part, any of the terms or conditions herein which are for KeyBank’s benefit (including but not limited to the right to extend any outside date for the closing of the Facility), but no such waiver shall be effective unless in writing signed by KeyBank.

Subject to the following sentence, you acknowledge that KeyBank and KeyBanc may share any information delivered or made available by you to it with potential lenders and participants in and assignees of the Facility.  KeyBank and KeyBanc will treat as confidential all confidential information provided to us by or on behalf of you hereunder or under any other Mandate Document, provided that nothing herein shall prevent us from disclosing any such information (i) as may be required by law, or compelled in a judicial or administrative proceeding or requested by a governmental authority, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (iii) to our officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors and service providers on a confidential basis, and (iv) to actual or potential lenders or participants in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, provided that our confidentiality obligations under this sentence shall terminate on the Closing Date.

In no event shall KeyBank be liable to you or Borrower for any damages caused or alleged to be caused by the failure of any lender other than KeyBank to fund its proportionate share of the Facility.  Furthermore, in no event shall KeyBank be liable to you or Borrower for punitive damages, exemplary damages or consequential damages, including, without limitation lost profits, as a result of or in connection with KeyBank or any other lender failing or refusing to fund the Facility, or for a breach of any nature by KeyBank or any other lender of its obligations under or in connection with this Commitment Letter or the Facility prior to or simultaneous with the funding of the Facility, and you and Borrower waive all claims for punitive damages, exemplary damages and consequential damages in connection with KeyBank or any other lender failing or refusing to fund the Facility or any portion thereof, and in connection with any and all breaches on the part of KeyBank or any or all lenders that may occur prior to or simultaneous with the funding of the Facility.  You, Borrower, KeyBank and KeyBanc hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Commitment Letter, the other Mandate Documents, the transactions contemplated hereby and thereby or the actions of KeyBank or KeyBanc in the negotiation, performance or enforcement hereof.

This commitment will expire on the earlier to occur of (a) 5:00 p.m. (Eastern Time) on July 31, 2015, unless prior to such date the Loan Documents have been negotiated, executed and delivered by all parties and the Borrower has satisfied all conditions precedent herein, in the other Mandate Documents and to be specified in the Loan Documents to the funding of the Facility and (b) the date of any termination of the merger agreement relating to the Acquisition.  Notwithstanding anything contained herein or in any other Mandate Document to the contrary, (a) the commitment

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will be reduced by the amount of net cash proceeds raised and received by the Borrower, after the date hereof, under the accordion to the Existing Credit Agreement and all net cash proceeds received by REIT, Borrower and/or any of their respective subsidiaries from any subsequent debt or equity offering that occurs after the execution and delivery of the Mandate Documents by the Borrower, but prior to the Closing Date, provided that the foregoing shall not apply to any revolving credit indebtedness incurred under the Existing Credit Agreement (other than increases in the total commitment under the Existing Credit Agreement) or, in the ordinary course of business, capital leases or purchase money financing and (b) without limiting KeyBank’s commitment hereunder, any portion of the Facility not funded in connection with the closing of the Acquisition shall be terminated upon such closing.

The provisions set forth in this Commitment Letter relating to the indemnification for expenses and other matters shall survive any closing of the Facility or termination of this Commitment Letter until such terms are fully satisfied and all sums due thereunder are fully paid.

The proposal set forth herein shall be considered withdrawn if for any reason you fail to return to KeyBank by 5:00 P.M. (Eastern time) on May 15, 2015 (the “Expiration Date”) one original of this Commitment Letter signed by Borrower, together with the non-refundable balance of the Underwriting Fee described in the Fee Letter.  The Underwriting Fee is consideration for the issuance of this commitment and the substantial services that KeyBank has rendered and will render in structuring the Facility.  The $100,000 portion of the Underwriting Fee due and payable upon the execution and delivery of the Mandate Documents by KeyBank and KeyBanc pursuant to the terms of the Fee Letter is fully earned as of the date of such execution and delivery and is nonrefundable under any circumstances, whether or not the Facility closes.

If the foregoing is in accordance with your understanding, please accept this Commitment Letter by signing where indicated in the space below and returning it to KeyBank on or prior to the Expiration Date.  This Commitment Letter when fully executed and delivered as provided herein supersedes all of the prior letters and communications from KeyBanc or KeyBank to you, if any, regarding the Facility.

[Remainder of Page Intentionally Left Blank]

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Very truly yours,

KeyBank National Association

By:	/s/ Jason Weaver
Name:	Jason Weaver
Title:	Senior Banker

Acknowledged and agreed to as of April 27, 2015.

CyrusOne LP

By:	/s/ Kimberly Sheehy
Name:	Kimberly Sheehy
Title:	Chief Financial Officer

[Signature Page to Commitment Letter (CyrusOne)]

CyrusOne

Confidential Senior Unsecured Bridge Loan

Term Sheet

April 14, 2015

This Term Sheet is delivered in connection with the Commitment Letter, Fee Letter and Mandate Letter, each dated April 14, 2015 (collectively, the “Mandate Documents”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Mandate Documents and the Credit Agreement, dated as of October 9, 2014, among the Borrower, KeyBank National Association (“KeyBank”), the other lending institutions party thereto as “Lenders” from time to time, KeyBank, as the Administrative Agent (in its capacity as administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as Syndication Agent, KeyBanc Capital Markets (“KeyBanc”) and J.P. Morgan Securities LLC, TD Securities (USA) LLC, Barclays Bank plc and RBC Capital Markets, as the Joint Bookrunners (as amended to date, the “Existing Credit Agreement”).

Borrower:	CyrusOne, LP (“Borrower”).

Guarantor:

CyrusOne, Inc. (“CONE” or “REIT”) and all subsidiaries of the Borrower that directly or indirectly own the Unencumbered Properties included in determining the Unencumbered Asset Value (“Material Subsidiaries”). In any event, similar Guarantors as in the Existing Credit Agreement. Without limiting the foregoing, if the Target or any of its subsidiaries shall become a domestic Material Subsidiary (as defined in clause (c) of the definition of “Material Subsidiary” in the Existing Credit Agreement) after the consummation of the Acquisition, the Target and each subsidiary thereof that is such a domestic Material Subsidiary shall become a Subsidiary Guarantor within thirty (30) days (or such later date as may be agreed by the Agent) to the extent required under Section 5.2 of the Existing Credit Agreement.

Lead Arranger:	KeyBanc Capital Markets (“KeyBanc”) (the “Lead Arranger”).

Administrative Agent:	KeyBank National Association (“KeyBank” or “Agent”).

Lenders:

KeyBank has initially provided a commitment for the entire Facility (the “Primary Commitment”). Once the Target Acquisition is publicly announced then KeyBank may endeavor to syndicate a portion of the Primary Commitment, in consultation with the Borrower and subject to the Borrower’s consent, to additional lenders (the “Secondary Commitments”).

Facility:

A $300,000,000 Senior Unsecured Bridge Loan (the “Bridge Loan”). The Bridge Loan will be fully advanced at closing. Subject to the Optional Prepayment provisions below, the Borrower may repay all or a portion of the Facility at any time during the term of the Bridge Loan. Amounts repaid may not be re-borrowed.

Purpose:	Proceeds of the Facility are to be used to finance the acquisition of the Target Acquisition.

Availability:	The Lenders will make the Bridge Loan on the Closing Date simultaneously with the consummation of the Acquisition.

Term:	The Bridge Loan will mature six-months after closing, but shall have one (1) six-month extension option available to the Borrower subject to the satisfaction of the Extension Option,

below.

Amortization:	Interest Only. Principal due at maturity.

Extension Option:

The Borrower shall have the option to extend the Bridge Loan for an additional six-month period provided that (i) at least 30 days prior to the Facility maturity date, the Borrower provides written notice of its intent to exercise the Extension Option, (ii) no Defaults or Events of Default shall then be in existence and (iii) all representations and warranties are true and accurate in all material respects at the time of such extension except to the extent that any such representation or warranty relates to a specific earlier date.

Interest Rate:	At the Borrower’s option, the Facilities will be priced at either (i.) the LIBOR Rate plus the LIBOR Margin or (ii.) the Alternate Base Rate plus the Alternate Base Rate Margin.

The LIBOR Margin and the Alternate Base Rate Margin shall be determined as follows:

	LIBOR Margin:	LIBOR + 4.00%, increasing to LIBOR + 4.50% after 180
days, further increasing to LIBOR + 5.00% at 270 days
	Alternative Base Rate Margin:	Alternative Base Rate + 3.00%

LIBOR Rate interest periods shall be 7-day, one, two, three or six months. Interest on Alternate Base Rate loans shall be payable, in arrears, on the first day of each month, upon any prepayment and at final maturity. Interest on LIBOR Rate loans shall be payable in arrears on the last day of each interest period, at three month intervals and upon any prepayment and at final maturity. Interest on all loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year for LIBOR Rate loan and 365- or 366-day year, as applicable, for Alternate Base Rate loans.

In no event may the Borrower elect an interest period under the LIBOR Rate option which would extend beyond the maturity date of the applicable Facility and, unless all of the Lenders otherwise agree, in no event may there be more than 8 different interest periods for LIBOR Rate loans outstanding under the Facilities at any one time. Any portion of the Facilities subject to an LIBOR Rate option for any particular interest period shall be in the minimum aggregate amount of $1,000,000 (and in multiples of $1,000,000).

The Loan Documents will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any prepayment of a LIBOR Rate loan on a day other than the last day of an interest period with respect thereto. During the continuance of an Event of Default the interest rate will be equal to the Alternate Base Rate plus the applicable Alternate Base Rate Margin plus 2% per annum.

Optional Prepayment:	The Bridge Loan may be prepaid in whole or in part, at any time without fees or penalty, subject to reimbursement of Lender’s breakage costs associated with any LIBOR borrowings.

Mandatory Prepayment:

The Bridge Loan shall be prepaid, without fees or penalty, in an amount equal to all net cash proceeds received by REIT, Borrower and/or any of their respective subsidiaries from any debt or equity offering that occurs after the Closing Date, provided that the foregoing shall not apply to any revolving credit indebtedness incurred under the Existing Credit Agreement (other than increases in the total commitment under the Existing Credit Agreement) or, in the ordinary course of business, capital leases or purchase money financing. Any such prepayment shall be made within three (3) business days of receipt of such net cash proceeds and subject to reimbursement of Lender’s breakage costs associated with any LIBOR borrowings.

Commitment Termination:

The Borrower may terminate the proposed commitment at any time by providing written notice to the Lead Arranger. Furthermore, the proposed commitment will expire on the earlier to occur of (a) 5:00 p.m. (Eastern Time) on July 31, 2015, unless prior to such date the Loan Documents have been negotiated, executed and delivered by all parties and the Borrower has satisfied all conditions precedent herein, in the other Mandate Documents and to be specified in the Loan Documents to the funding of the Facility and (b) the date of any termination of the merger agreement relating to the Target Acquisition Notwithstanding anything contained herein or in any other Mandate Document to the contrary, the Bridge Loan will be reduced by an amount equal of the net cash proceeds raised and received by the Borrower via the accordion under the Existing Credit Agreement and an amount equal to the net cash proceeds received by REIT, Borrower and/or any of their respective subsidiaries from any subsequent equity or debt offering that occurs after the execution and delivery of the Mandate Documents by the Borrower, but prior to the Closing Date, provided that the foregoing shall not apply to any revolving credit indebtedness incurred under the Existing Credit Agreement (other than increases in the total commitment under the Existing Credit Agreement) or, in the ordinary course of business, capital leases or purchase money financing. Without limiting KeyBank’s commitment under the Commitment Letter, any unfunded portion of the Facility at closing will be terminated.

Financial Covenants:	The Financial Covenants will be the same as in the Existing Credit Agreement.

Other Covenants:	The Other Covenants will be the same as in the Existing Credit Agreement.

Reporting
Requirements:	The Reporting Requirements will be the same as in the Existing Credit Agreement.

Environmental
Matters:	The Environmental Matters will be the same as in the Existing Credit Agreement.

Representations:	The Representations will be the same as in the Existing Credit Agreement.

Conditions
Precedent to Funding:

Limited to those conditions set forth on page 1 and 2 of the Commitment Letter, plus the conditions set forth below (the date upon which all such conditions precedent to funding shall be satisfied and the funding of the Bridge Loan occurs, the “Closing Date”):

1.                                      The Administrative Agent shall have received (a) customary legal opinions as reasonably required by the Administrative Agent, (b) evidence of authorization and organizational documents with respect to the Borrower and the Guarantors consisting of (i) applicable certificates or articles of incorporation, formation, organization, limited partnership or other comparable organizational instrument of the Borrower and each Guarantor certified by the secretary of state, (ii) incumbency certificate for the Borrower and each Guarantor, (iii) copies of applicable organizational documents of the Borrower and each Guarantor certified by an officer of the Borrower or such Guarantor, as applicable, (iv) evidence reasonably satisfactory to the Administrative Agent that all action on the part of the Borrower and the Guarantors necessary for the execution, delivery and performance of the Loan Documents to which it is a party have been taken, and (v) customary good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Borrower and each Guarantor) and (d) a customary borrowing notice.

2.                                      The Acquisition Agreement and the disclosure schedules and exhibits thereto shall be reasonably satisfactory to the Lead Arranger (the Lead Arranger acknowledges and agrees that the copy of the Agreement and Plan of Merger by and among Merger Sub (as defined therein), the Target, and the Seller Representative (as defined therein) delivered to the Lead Arranger on April 15, 2015 at 10:26 p.m. (Eastern Time) (including the versions of the exhibits and schedules most recently delivered to the Lead Arranger) (the “Acquisition Agreement”) has been reviewed and is satisfactory to the Lead Arranger(1). The concurrent consummation of the Acquisition on or prior to the Closing Date in accordance in all material respects with the Acquisition Agreement, without amendment, modification or waiver thereof (including any change in the definition of Company Material Adverse Effect or in the purchase price (excluding any adjustments provided for in the Acquisition Agreement)) which is materially adverse to the Lenders (unless consented to by the Lead Arranger).

3.                                      Since the date of the Acquisition Agreement through the closing of the Acquisition, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).

4.                                      The Specified Representations, and any other representations and warranties required by the Existing Credit Agreement to the true and correct in order to satisfy the conditions to an extension of credit under the Existing Credit Agreement, shall be true and correct in all material respects as of the Closing Date.

(1)  The Lead Arranger expects to state that the Acquisition Agreement (including all disclosure schedules and exhibits thereto) is satisfactory in connection with the final execution of the Acquisition Agreement.

5.                                      The Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date except to the extent that the Borrower would not have the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

6. All other conditions to an extension of credit under the Existing Credit Agreement shall have been satisfied.

Events of Default:	The Events of Default will be the same as in the Existing Credit Agreement.

Assignments /
Participations:

Each Lender will be permitted to make assignments in acceptable minimum amounts to other financial institutions approved by the Borrower (so long as no Default or Event of Default then exists under Facilities) and the Agent. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and releases of any of the Guarantors. An assignment fee of $5,000 shall be payable by any assigning Lender to the Agent upon the effectiveness of any such assignment (including, but not limited to, an assignment by a Lender to another Lender). Lenders shall have the right to disclose information to prospective participants and assignees.

Waivers and
Amendments:

Amendments and waivers of the provisions of the Loan Documents will require the approval of Requisite Lenders, except that the consent of all of the Lenders shall be required with respect to (a) increases in the aggregate Facility commitment, (b) reductions of principal payments, interest, or fees, (c) extensions of scheduled maturities (other than as expressly permitted in the Loan Documents) or times for payment, and (d) releases of any Guarantor (other than as expressly permitted under the Loan Documents).

Defaulting Lender:

The Loan Documents shall contain customary market-standard provisions relating to Defaulting Lenders (including the suspension for any such Lender of voting rights and rights to receive certain fees, and termination or assignment of commitments or Loans of any such Lender). A Defaulting Lender is a lender that has failed to perform its obligations under the Credit Agreement, or has become insolvent or in receivership, or has defaulted in certain other ways.

Governing Law:	New York.

No Third Party Reliance:

This Term Sheet is subject to the limitations on disclosure set forth in the other Mandate Documents. In the event this Term Sheet is disclosed to the Target or its officers, directors, employees, affiliates, independent auditors, legal counsel or other advisors (collectively, the “Target Parties”) it shall be done so on a confidential basis in connection with the Acquisition and the other transactions contemplated thereby; provided, however, that no Target Party shall thereby be deemed to be a third party beneficiary of this Term Sheet or any other Mandate Document or have any right to rely or be justified in relying upon the commitment or any of the other undertakings or agreements of any Credit Party contained herein or therein

EXHIBIT A - Definitions

Capitalized Terms not further defined within this term sheet shall refer to the defined terms illustrated within the Credit Agreement entered into by the Borrower on October 9, 2014 and the Mandate Documents.

Target:         Cervalis Holdings, LLC

Target Acquisition: Cervalis Holdings, LLC which is a premier provider of high quality datacenter services to large enterprises in NY metro market.  The assets include four, world-class, Tier 3+ data center facilities and two standalone work area recovery facilities carefully sited to serve across the New York metropolitan region.